EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Media: 609/419-2060 Investors: 609/452-4807 www.covance.com

JOSEPH L. HERRING TO BECOME CHAIRMAN OF COVANCE INC.

Princeton, New Jersey, December 19, 2005 — Covance Inc.  (NYSE: CVD) announced today that its Board of Directors has elected Joseph L. Herring, currently Covance’s Chief Executive Officer, to assume the additional role of Chairman of the Board effective January 1, 2006. As part of a planned succession process and as announced in November 2004, Christopher A. Kuebler will retire as Chairman of the Board at the end of this year.

“Joe Herring has clearly demonstrated strong leadership and has contributed significantly to Covance’s growth and overall success during his nine year tenure with the company,” said Kathleen G. Murray, Chair of the Corporate Governance Committee of Covance’s Board of Directors. “We look forward to continued success under his leadership as Chairman and CEO.”

Joe Herring joined Covance in September 1996 as Corporate Vice President and General Manager of North America Early Development. He was promoted to the position of Global President of Early Development Services in September 1999, and assumed the position of President and COO of Covance in November 2001. Joe was elected to Covance’s Board of Directors in June of 2004 and assumed the CEO role in January 2005. Prior to Covance, Joe spent 18 years at American Hospital Supply Corporation, Baxter International, and Caremark International, where he held senior leadership positions, culminating in the position of Vice President and General Manager of Caremark’s oncology business.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $1 billion, global operations in 18 countries, and more than 7,000 employees worldwide.  Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

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